Exhibit 99.1

BEND, Ore., June 20, 2023 /PRNewswire/ — BranchOut Food Inc. (NASDAQ: BOF), a leading provider of high-quality dehydrated fruit products, is thrilled to announce its recent contract with Walmart (NYSE: WMT). Under the terms of the contract, BranchOut Food Inc. will supply multiple dehydrated fruit items to 2,250 of the retailer’s stores or about 50% of their national locations. This exciting collaboration marks a significant milestone for BranchOut Food Inc., as it strengthens the company’s presence in the mainstream retail market and is expected to generate a substantial percent increase in revenue and profitability.

BranchOut Food Inc. has established a strong and collaborative relationship with Walmart, the nation’s largest retailer, facilitating this significant supplier contract. The success of this relationship has laid the foundation for further expansion and growth opportunities. In fact, BranchOut Food Inc. is working on a second project to supply several additional items across 100% of Walmart’s stores, promising to bring its wide range of dehydrated fruit and vegetable products to customers in every corner of the country. Additional details of this second project will be announced soon.

The first shipments to Walmart’s stores began in late May of this year, enabling customers to experience the exceptional taste and quality of BranchOut Food Inc.’s dehydrated products. “We are honored and excited to have been awarded this major supplier contract with Walmart,” said Eric Healy, CEO of BranchOut Food Inc. “This contract not only represents a significant milestone for our company, but it also highlights the growing demand for our healthy, convenient snacks. We are proud to be offering Walmart’s customers our premium dehydrated fruit products, and we look forward to continuing to build on this success.”

This strategic collaboration with Walmart is the first of several similar projects with multiple prominent national retailers that BranchOut Food Inc. has secured. These contracts are set to be announced in the near future. The company remains committed to expanding its presence in the retail market, delivering innovative and wholesome products to a wider audience.

For more information about BranchOut Food Inc. and its range of dehydrated fruit and vegetable products, please visit www.branchoutfood.com.

About BranchOut Food Inc.

BranchOut Food Inc. is a leading provider of high-quality dehydrated fruit and vegetable products. With a focus on delivering natural and nutritious snacks, the company sources the finest fruits and vegetables and utilizes an innovative dehydration technology to preserve their freshness, flavor, and nutritional value. BranchOut Food Inc.’s products are enjoyed by health-conscious individuals seeking convenient, on-the-go snacks that are both delicious and nourishing.